Exhibit 99

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces $757 Million Total Value Divestiture

of Powder River and Piceance Basin Properties and

Acquisition of Additional Acreage in the Northeast Wattenberg

* Completes Transition to a Growth Oriented Oil Development Company

* 2014 Guidance Adjusted for Impact of Transactions

* Company to Host Conference Call this Morning

DENVER – September 16, 2014 – Bill Barrett Corporation (“the Company”) (NYSE: BBG) announced today that it has signed purchase and sale agreements with several undisclosed purchasers for the sale of the majority of its Powder River Basin acreage and the Company’s remaining position in the Gibson Gulch natural gas program in the Piceance Basin. The transactions include an acreage exchange whereby Bill Barrett Corporation acquires 7,856 net acres and 390 barrels of oil equivalent per day (“Boe/d”) net production within the southern block of its operated Northeast Wattenberg area in exchange for acreage in the Powder River Basin. The total value of the transactions is $757 million and includes $568 million in cash proceeds (prior to customary closing adjustments), $69 million estimated value for assets acquired in an exchange, $36 million for the assumption by a purchaser of a lease financing obligation and $84 million in future commitments assumed by a purchaser for natural gas firm gathering and transportation obligations.

Chief Executive Officer and President Scot Woodall comments: “These transactions are significant steps in meeting strategic objectives to simplify our portfolio, focus on our highest return assets, and strengthen the balance sheet. We are very pleased to expand our position in the Northeast Wattenberg where we are getting excellent results. The acquisition in the Northeast Wattenberg increases our acreage position by approximately 20% through increased working interests. This positions us to have greater operating control and enables us to accelerate drilling and extract more value from this core area.”

Mr. Woodall continues: “As a result of these transactions, we expect to reduce our net debt from $1.1 billion to approximately $450 million, pro forma as of June 30, 2014, significantly reducing our net debt-to-EBITDAX ratio towards our long-term objective of 2.5 times. Further, we anticipate that 2014 exit rate production will have a commodity mix that is more than 70% oil, successfully repositioning Bill Barrett Corporation as a focused, growth oriented oil development company with a strong balance sheet.”

The asset sales include 46,510 net acres in the Powder River Basin with net production that averaged 1,479 Boe/d in the second quarter of 2014 and proved reserves of 4.2 MMBoe at year-end 2013, and 12,000 net acres in the Piceance Basin with net production that averaged 80 million cubic feet natural gas equivalent per day in the second quarter of 2014 and proved reserves of 438 billion cubic feet natural gas equivalent at year-end 2013. These assets provided 33% of field level cash flow in the second quarter of 2014. The Company plans to sell its remaining Powder River Basin position, which includes 17,649 net acres and 170 Boe/d of production, based on the second quarter of 2014 results.

Cash proceeds of approximately $568 million are subject to customary closing adjustments, including post-effective date revenue and costs. Net proceeds will be applied to paying off the outstanding debt balance under the Company’s revolving credit facility (currently $280 million), future development of the Company’s oil properties and to general corporate purposes. The effective date for the sale/exchange of the majority of the Powder River Basin assets is April 1, 2014 and the effective date for the Gibson Gulch sale is July 1, 2014. In addition, a purchaser will assume the lease financing obligation for compressor units at Gibson Gulch recorded at approximately $36 million (as of September 30, 2014) and certain natural gas firm gathering and transportation future commitments totaling $84 million. The transactions are subject to customary closing conditions and are scheduled to close by the end of the third quarter of 2014.

Currently, approximately 40% of the Company’s $625 million borrowing base on its revolving credit facility is supported by proved reserves in the Gibson Gulch program, based on year-end 2013 reserves. While the Company expects the borrowing base to be reduced by the Gibson Gulch sale, it is in the process of identifying offsetting effects from the significantly lower net debt position expected post-closings and the expected increase in reserves from 2014 drilling. Subsequent to the transaction closings, the Company expects to have liquidity of at least $575 million, including cash after paying off the current outstanding balance on its credit facility.

As a result of these transactions and based on expected closing dates, the Company is revising its 2014 full-year operating guidance (please reference “Forward-Looking Statements” below) to include:

•	Oil production growth of approximately 26%, 2014 over 2013. This reduces previous guidance to reflect sold production from each of the Powder River Basin and Gibson Gulch.

•	Total production of 9.4-9.8 million barrels of oil equivalent (“MMBoe”). This reduces previous guidance by approximately 1.4 MMBoe, approximately 10% oil, as a result of production attributable to sold assets. It also narrows the previous guidance range toward the lower end of the range, primarily as a result of natural gas production year-to-date. As previously reported, natural gas production year-to-date was affected by lower performance at certain Core Wattenberg wells and the impact of unusual winter operating conditions in the first quarter of 2014 at Gibson Gulch. Third quarter of 2014 total production is expected to range between 2.6-2.7 MMBoe. 2014 exit rate production is expected to be approximately 21 MBoe/d.

•	Capital expenditures of $525-$550 million, narrowed to the upper end of previous estimates, primarily as a result of an increased well count in the Uinta Oil Program, due to faster drilling times, and the increased working interest acquired in the Northeast Wattenberg.

•	Lease operating expenses of $58-$62 million. The Company was on track to the mid-point of previous guidance and the adjustment reflects only these asset sales. The run-rate in the fourth quarter of 2014 is expected to approximate $6.50 per Boe, reflecting the higher proportion of oil in the production mix.

•	Gathering, transportation and processing expenses of $36-$37 million. This reflects a significantly reduced fourth quarter run-rate of $1-$2 million total for the quarter. Certain obligations associated with firm natural gas gathering and transportation agreements are expected to be written-off in the third quarter of 2014 (see paragraph below.)

•	General and administrative expenses of $48-$50 million, narrowed at the low end from previous estimates.

The Company may record non-cash charges in the third quarter of 2014 associated with certain of these transactions, including the write-offs of the Company’s Ruby Pipeline and other firm transportation agreements for an estimated $128 million (requiring future cash payments of approximately $1.5 million per month) subject to final review of financial reporting requirements and estimated losses on property sales totaling approximately $100 million. The Company expects that the transactions will not incur a material current tax liability.

Citigroup Global Markets, Inc. acted as financial advisor to the Company on the Gibson Gulch sale and BMO Capital Markets acted as financial advisor on the Powder River Basin transactions.

CONFERENCE CALL

Please join Company executive management today at 7:30 a.m. Mountain time (9:30 a.m. Eastern time) for a webcast and conference call. Management will welcome your questions regarding today’s announcement. The live webcast and replay may be accessed from the homepage of the Company’s website at www.billbarrettcorp.com. To join by telephone, call 877.280.4956 (857.244.7313 for international callers) with passcode 16610734. A telephonic replay will be available through September 23, 2014 at telephone 888.286.8010 (617.801.6888 for international callers) with passcode 10517478.

The Company is posting an updated investor presentation in conjunction with this release, which may be found on the homepage of our website at www.billbarrettcorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are dependent upon events, risks and uncertainties that may be outside the Company’s control. Actual results could differ materially from those discussed in these forward-looking statements. In particular, the Company is revising “2014 operating guidance,” which contains projections for certain 2014 operational and financial metrics. These and other forward-looking statements in this press release, including expected results from the transactions, transaction closing dates, and impacts on the Company’s borrowing base and liquidity, are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Among a number of factors, operations plans are subject to change during the year and such changes can materially affect projected results provided in the Company’s guidance. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things: oil, NGL and natural gas price volatility, including regional price differentials; costs, availability and timing of build-out of third party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results; the potential for production decline rates to be greater than expected; regulatory delays, including seasonal or other wildlife restrictions on federal lands; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties;

litigation; environmental liabilities; and, other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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